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Exhibit 99
                                                                 PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                      ANNOUNCES THE DISTRIBUTION
                  FOR THE SECOND QUARTER OF FISCAL 2012


          Red Bank, N.J.  April 27, 2012   The Trustees of North European Oil
Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.68 per unit for the second quarter of fiscal 2012, payable on May 30, 2012 to holders of record on May 11, 2012. Natural gas sold during the first calendar quarter of 2012 is the primary source of royalty income on which the May 2012 distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.68 per unit is 6.85%, or $0.05 per unit, lower than the distribution of $0.73 per unit for the second quarter of fiscal 2011. The distribution for the second quarter of fiscal 2012 reflects the addition of $145,446 in royalties attributable to sulfur sales from western Oldenburg. No details on sales or production have yet been received from the operating companies. Specific details will be available in the earnings press release scheduled for release on or about
May 11, 2012.

          Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. In the quarter just ending, an overpayment in the amount of Euros 66,252 will be deducted from royalties anticipated to be received in May 2012.

          The table below shows the amount of royalties anticipated to be received during the third quarter of fiscal 2012 based on the actual amount of royalties that were paid to the Trust for the first calendar quarter of 2012. Amounts in dollars are based on the current exchange rate of 1.3215. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred.


Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    May                Euros 1,535,143        $2,028,691          $0.22
    June               Euros 1,601,395        $2,116,243          $0.23
    July               Euros 1,601,395        $2,116,243          $0.23
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          The cumulative 12-month distribution, which includes the May 2012 distribution and the three prior quarterly distributions, is $2.69 per unit. This 12-month cumulative distribution is 16.45% or $0.38 per unit higher than the prior 12-month distribution of $2.31 per unit. The Trust makes quarterly


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distributions to unit owners during the months of February, May, August and
November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.